ARTICLES OF AMENDMENT
                          OF ARTICLES OF INCORPORATION
                                   CONTAINING
                     THE STATEMENT OF RIGHTS AND PREFERENCES
                                     OF THE
                     SERIES C CONVERTIBLE PREFERRED STOCK OF
                                JAY JACOBS, INC.


     These Articles of Amendment containing the Statement of Rights and Preferences of the Series C Convertible Preferred Stock (the "Series C Preferred Stock") of Jay Jacobs, Inc., a Washington corporation (the "Corporation") are herein executed by the Corporation, pursuant to the provisions of RCW 23B.06.020, as follows:

     1. The name of the Corporation is Jay Jacobs, Inc.

     2. A copy of the resolution of the Board of Directors of the Corporation amending the Articles of Incorporation of the Corporation to establish and designate the rights and preferences of the Series C Preferred Stock of the Corporation is attached hereto as Attachment A and is incorporated herein by this reference.

     3. The date of the adoption of the amending resolution by the Board of Directors of the Corporation was March ____, 1998.

     5. The amending resolution was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of RCW 23B.06.020 and Shareholder action was not required.

     IN WITNESS WHEREOF, the undersigned has executed these Articles of Amendment in an official and authorized capacity under penalty of perjury this _____th day of March, 1998.


                                       JAY JACOBS, INC.



                                       -----------------------------------------
                                       By:  William L. Lawrence, Jr.
                                       Its: Executive Vice President and
                                            Chief Financial Officer

                                  ATTACHMENT A

RESOLVED, that, pursuant to Article II of the Corporation's Articles of Incorporation, the Board of Directors hereby establishes a series of the Corporation's Preferred Stock consisting of 20,000 shares, $0.01 par value, to be designated as Series C Preferred Stock, and approves and adopts the Statement of Rights and Preferences of Series C Preferred Stock of Jay Jacobs, Inc., attached as Exhibit D;

RESOLVED, that the officers of the Corporation are hereby authorized to prepare, execute and deliver to the Secretary of State of the State of Washington for filing, Articles of Amendment to the Articles of Incorporation of the Corporation effecting the adoption of the Statement of Rights and Preferences of the Series C Preferred Stock; and

RESOLVED, that the officers of the Corporation be and each hereby is authorized to take any and all action and do any and all things as may be deemed by any of them to be necessary or advisable to effectuate the establishment and designation of the Series C Preferred Stock, such determination to be conclusively evidenced by such officer's carrying out of such action.

                                                                       Exhibit A

                       Statement of Rights and Preferences
                                       of
                            Series C Preferred Stock
                                       of
                                Jay Jacobs, Inc.

     1. Series C Stock. An aggregate of 20,000 shares of Preferred Stock are hereby designated as Series C Convertible Preferred Stock, $.01 par value (the "Series C Preferred Stock"). The rights, preferences, privileges and limitations granted to and imposed on the Series C Preferred Stock are as set forth below:

          1.1 Cumulative Dividends. Dividends on the Series C Preferred Stock shall be cumulative and shall cumulate and accrue on a daily basis, without interest, and, except as provided to the contrary in this Section 1.1, at the rate of $8.00 per share per annum commencing December 3, 1999 and until December 31, 2002. Thereafter, dividends on the Series C Preferred Stock shall cumulate and accrue on a daily basis, without interest, at the rate of $20.00 per share per annum. If a Restructuring Event (as defined below) occurs, (i) the Corporation shall, not later than 30 days prior to the effective date of such Restructuring Event, give notice thereof to the holders of Series C Preferred Stock, and (ii) from and after the effective date of such Restructuring Event, dividends on the Series C Preferred Stock shall cumulate and accrue on a daily basis, without interest, at the rate of $20.00 per share per annum. The cumulation and accrual of dividends on the Series C Preferred Stock shall occur regardless of whether or not the Corporation shall have funds legally available for the payment of dividends.

     As used herein, a Restructuring Event consists of any of (i) the consolidation, merger or share exchange of the Corporation with or into any other corporation, other than a merger in which the Corporation is the surviving corporation and as a result of which the persons who owned, directly or indirectly, a majority of the Common Stock of the Corporation both as issued and on a fully diluted basis (giving effect to conversion of all outstanding securities convertible into Common Stock and the exercise of all outstanding options and warrants to purchase Common Stock) immediately prior to such merger continue to own, directly or indirectly, both as issued and on a fully diluted basis, in substantially the same proportions, a majority of such Common Stock immediately after such merger, or (ii) the sale of all or substantially all of the properties and assets of the Corporation as an entirety to any other person or persons, other than the sale of such properties and assets to a person or persons the majority, by voting power, of the capital stock of each of which, both as issued and on a fully diluted basis, is owned, directly or indirectly, by persons who owned, directly or indirectly, a majority of the Common Stock of the Corporation.

     In no event, so long as any Series C Preferred Stock shall remain outstanding, shall any dividend whatsoever be declared or paid upon, nor shall any distribution be made upon, any Common Stock, other than a dividend or distribution payable in shares of Common Stock, nor (without the written consent of the holders of 80% of the outstanding shares of

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Series C Preferred Stock together with the Series B Preferred Stock) shall any shares of Common Stock be purchased or redeemed by the Corporation, nor shall any moneys be paid to or made available for a sinking fund for the purchase or redemption of any Common Stock, unless in each instance cumulative dividends accrued and unpaid on all outstanding shares of the Series C Preferred Stock for all past dividend periods shall have been paid in full and any arrearage in the redemption of the Series C Preferred Stock shall have been made good.

          1.2 Redemption.

               a. Right or Obligation to Redeem Series C Preferred Stock.

                    (a) If on or before the date of any redemption pursuant to this Section 1.2a(a), all of the Series A Preferred Stock of the Corporation shall have been redeemed by the Corporation, the Corporation may, on January 1, 2003 or at any time or from time to time thereafter, subject to the conditions set forth in this Section 1.2a(a), upon not less than 30 days prior notice to each holder of Series C Preferred Stock, redeem (in the manner and with the effect provided in this Section 1.2) all or any of the outstanding shares of Series C Preferred Stock at the redemption price of $105.00 per share, plus any accrued but unpaid dividends to the date fixed for redemption. Any redemption of less than all the outstanding shares of Preferred Stock shall be made pro rata among all holders of Preferred Stock according to the respective numbers of shares of Preferred Stock held by them. As a condition to any redemption pursuant to this Section 1.2a(a), the Company shall obtain the written consent of the holders of not less than a majority of the Series C Preferred Stock then outstanding.

                    (b) Any date on which the Corporation elects to redeem Series C Preferred Stock hereunder is herein called a "Series C Redemption Date".

               b. Redemption Procedure. If the Corporation shall have duly given notice of redemption pursuant to paragraph a(a) above to holders of Series C Preferred Stock at their addresses as shown on the records of the Corporation, specifying the number of shares to be redeemed and if on or before such Series C Redemption Date the funds necessary for redemption shall have been set aside so as to be and continue to be available therefor, and with respect to all shares of Series C Preferred Stock that have not been the subject of a valid conversion notice, then, notwithstanding that any certificate for shares of Series C Preferred Stock to be redeemed shall not have been surrendered for cancellation, after the close of business on such Series C Redemption Date, such shares shall no longer be deemed outstanding, the dividends thereon shall cease to accrue, and all rights with respect to such shares shall forthwith after the close of business on the Series C Redemption Date, cease, except only the right of the holders thereof to receive the redemption price for such shares, plus any accrued but unpaid dividends to such Series C Redemption Date, without interest.

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               c. Shares to Be Redeemed. In case of the redemption, for any reason, of only a part of the outstanding shares of Series C Preferred Stock required to be redeemed on a Series C Redemption Date, all shares of Series C Preferred Stock to be re deemed shall be selected pro rata, and there shall be redeemed from each registered holder a number of shares, as nearly as practicable to the nearest share, equal to the total number of shares of Series C Preferred Stock held of record by such holder multiplied by a fraction, of which the numerator shall be the aggregate number of shares of Series C Preferred Stock actually being redeemed on such Series C Redemption Date, and the denominator shall be the aggregate number of shares of Series C Preferred Stock required to be redeemed on such Series C Redemption Date.

               d. Redeemed or Otherwise Acquired Shares to Be Retired. Any shares of the Series C Preferred Stock redeemed pursuant to this Section 1.2 or otherwise acquired by the Corporation in any manner whatsoever shall be permanently retired and shall not under any circumstances be reissued; and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Preferred Stock accordingly.

          1.3 Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the shares of Series C Preferred Stock, pari passu together with holders of Series A Preferred Stock and the Series B Preferred Stock, shall be entitled before any distribution or payment is made upon any Common Stock, to be paid an amount equal to $100.00 per share, plus any accrued but unpaid dividends to the date of such payment, and the holders of the Series C Preferred Stock shall not be entitled to any further payment, such amounts being herein sometimes referred to as the "Liquidation Payments". If upon such liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Series A Preferred Stock, Series B Preferred Stock, and Series C Preferred Stock of the Corporation shall be insufficient to permit payment to the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock of the amount dis tributable to them as provided herein, then the entire assets of the Corporation legally permitted to be distributed shall be distributed ratably among the holders of Series A Preferred Stock, pari passu together with the holders of Series B Preferred Stock and Series C Preferred Stock. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Pre ferred Stock shall have been paid in full the amounts to which they shall be entitled, the remaining net assets of the Corporation may be distributed to the holders of Common Stock. Written notice of such liquidation, dissolution or winding up, stating a payment date, the amount of the Liquidation Payments and the place where said sums shall be payable shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record of the Series C Preferred Stock, such notice to be addressed to each stockholder at his or its post office address as shown by the records of the Corporation. Neither the consolidation or merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of all or any part of

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its assets, nor the reduction of the capital stock of the Corporation, shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of any of the provisions of this Section 1.3.

          1.4 Voting Rights.

               a. Voting in the Election of Directors; Constitution of Committees of the Board of Directors. While any shares of Series C Preferred Stock are outstanding, the Board of Directors of the Corporation shall consist of seven director positions all of which are to be elected by the Series B Preferred Stock, the Series C Preferred Stock and the Common Stock, voting together as a single class, provided, however, that at any time at which the Series B Preferred Stock, together with the Series C Preferred Stock, constitutes less than a majority, by voting power, of the stock entitled to vote in the election of directors of the Corporation, then (i) the Series B Preferred Stock together with the Series C Preferred Stock, voting together as a class separate from the Common Stock , shall be entitled to elect not less than three directors and the remaining four directors shall be elected by the Series B Preferred Stock, the Series C Preferred Stock and the Common Stock, voting as a single class, and (ii) not less than two directors elected by the Series B Preferred Stock, the Series C Preferred Stock and the Common Stock, voting as a single class, shall be non-employee directors reasonably satisfactory to the holders of the Series B Preferred Stock together with the Series C Preferred Stock. Any director may be removed and/or replaced, without prior notice, by, and only by, a vote or consent of the voting constituency that elected or appointed such director. While any shares of Series C Preferred Stock are outstanding, no committee of the Board of Directors shall be formed unless a majority of such committee consists of directors approved by the directors elected or appointed by the holders of the Series B Preferred Stock together with the Series C Preferred Stock, voting together as a class separate from the Common Stock.

               b. Voting, Generally. Except as otherwise provided by law and the Articles of Incorporation, as amended, the holders of Series C Preferred Stock shall be entitled to notice of any stockholders meeting in accordance with the bylaws of the Corpo ration and to vote, together with the holders of Common Stock and Series B Preferred Stock as a single class, on any matter submitted to the stockholders for a vote.

               c. Number of Votes . In any vote on which the Common Stock, the Series B Preferred Stock and the Series C Preferred Stock vote as a single class, (i) the holders of Series C Preferred Stock shall have one vote for each full share of Common Stock into which their shares of Series C Preferred Stock are convertible on the record date for the vote, and (ii) the holders of Common Stock shall have one vote per share. In any vote on which the Series B Preferred Stock and the Series C Preferred Stock vote as a single class, the holders of Series C Preferred Stock shall have one vote per share.

          1.5 Restrictions. At any time when shares of Series C Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of

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shares of the Corporation is required by law or by the Articles of
Incorporation, as amended, and in addition to any other vote required by law:

               a. The Corporation will not, without the written consent of a majority of the then outstanding Series C Preferred Stock together with the Series B Preferred Stock, create or authorize the creation of any additional class or series of capital stock of the Corporation, or increase the authorized amount of the Series A Preferred Stock, or increase the authorized amount of any additional class or series of capital stock of the Corporation, or create or authorize any obligations or securities convertible into shares of Series A Preferred Stock or any other class of capital stock unless the same ranks junior to the Series C Preferred Stock both as to dividends and as to the distribution of assets on liquidation, whether any such creation or authorization or increase shall be by means of amendment of the Articles of Incorporation (as amended), merger, consolidation or otherwise.

               b. The Corporation will not, without the written consent of the holders of 80% of the outstanding Series C Preferred Stock (i) increase the authorized amount of the Series C Preferred Stock or create or authorize any obligations or securities convertible into shares of Series C Preferred Stock, or (ii) amend, alter or repeal the Corporation's Articles of Incorporation (as amended) or Bylaws in any manner which adversely affects the rights or preferences of the Series C Preferred Stock.

          1.6 Preemptive Rights. No holder of the Series C Preferred Stock, as such, shall have any preemptive rights to subscribe for shares, obligations, warrants or other securities of this Corporation, of this or any other class or series, whether now or hereafter authorized, unless as may be otherwise agreed by this Corporation or be provided by the Board of Directors.

          1.7 Conversion.

               a. Right to Convert.

                    (a) Subject to the terms and conditions of this Section 1.7, the holder of any share or shares of Series C Preferred Stock shall have the right, at its option at any time, to convert any such shares of Series C Preferred Stock (except that upon any liquidation, dissolution or winding up of the Corporation the right of conversion shall terminate at the close of business on the last full business day next preceding the date fixed for payment of the amount distributable on the Series C Preferred Stock), into such number of fully paid and nonassessable whole shares of Common Stock as is obtained by multiplying the number of shares of Series C Preferred Stock so to be converted by $100.00, and dividing the result by the conversion price of $0.04414 per share or by the conversion price as last adjusted and in effect at the date any share or shares of Series C Preferred Stock are surrendered for conversion. Provided, however, that if, at the time of any conversion pursuant to this
Section 1.7, there is not available sufficient authorized and unissued and

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unreserved Common Stock of the Corporation for the Corporation to issue Common
Stock upon such conversion, the Series C Preferred Stock shall be convertible into such number of fully paid and nonassessable whole shares of Preferred Stock (the "Common Equivalent Stock") as is obtained by multiplying the number of shares of Series C Preferred Stock so to be converted by $100.00, and dividing the result by the conversion price of $4.414 per share or by the conversion price as last adjusted and in effect at the date any share or shares of Series C Preferred Stock are surrendered for conversion (such price of conversion of the Series C Preferred Stock into shares of Common Stock or Common Equivalent Stock, as the case may be, being referred to herein as the "Series C Conversion Price"). The Common Equivalent Stock shall be designated by the Board of Directors of the Corporation and shall (i) be convertible into shares of Common Stock at a rate of 100 shares of Common Stock for each share of Common Equivalent Stock, (ii) shall be convertible into Common Stock by the Corporation, provided the Corporation has sufficient authorized and unissued and unreserved Common Stock therefor, and (iii) shall, with respect to voting, dividends, liquidation and all other matters, participate in common with the Common Stock on an as converted basis. (such price, or such price as last adjusted, being referred to herein as the "Series C Conversion Price") The rights of conversion contained in this Section 1.7 shall be exercised by the holder of shares of Series C Preferred Stock by giving written notice that such holder elects to convert a stated number of shares of Series C Preferred Stock into Common Stock or Common Equivalent Stock, and by surrender of a certificate or certificates for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of the Series C Preferred Stock) at any time during its usual business hours set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock or Common Equivalent Stock shall be issued.

                    (b) In the event that the Corporation shall consummate an underwritten public offering involving the sale by the Corporation of shares of Common Stock (A) at an initial public offering price per share such that the value of the Common Stock issuable on conversion of the Series C Preferred Stock has a value (based on such initial public offering price) representing an annualized rate of return of 30% on the original purchase price of the Series C Preferred Stock, and (B) in which the aggregate net proceeds to the Corporation (after deduction of underwriting discounts and commissions and expenses to the offering) are at least $25,000,000 (a "Qualified Public Offering"), all outstanding shares of Series C Preferred Stock shall automatically be converted, without any action (including without limitation the surrender of certificates therefor) on the part of the holder thereof into fully paid and nonassessable shares of Common Stock at the Series C Conversion Price then in effect.

                    (c) Upon any conversion of Series C Preferred Stock, all accrued and unpaid dividends thereon shall become immediately due and payable, provided, however, that, any holder of Series C Preferred Stock may elect to convert any or all such

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accrued and unpaid dividends to Common Stock at the Series C Conversion Price then in effect or to Common Equivalent Stock, as the case may be.

               b. Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in Section 1.7a(a) and surrender of the certificate or certificates for the share or shares of Series C Preferred Stock to be converted, or upon consummation of the Qualified Public Offering, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock or Common Equivalent Stock issuable upon the conversion of such share or shares of Series C Preferred Stock. To the extent permitted by law, such conversion shall be deemed to have been effected, and the Series C Conversion Price shall be determined, as of the close of business on (i) in the case of a conversion pursuant to Section 1.7a(a), the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid or, (ii) in the case of a conversion pursuant to Section 1.7a(b), the date of consummation of such public offering, and at such time the rights of the holder of such share or shares of Series C Preferred Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock or Common Equivalent Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

               c. Fractional Shares; Dividends; Partial Conversion. No fractional shares may be issued upon conversion of the Series C Preferred Stock into Common Stock or Common Equivalent Stock, and no payment or adjustment shall be made upon any conversion on account of any cash dividends on the Common Stock issued upon such conversion. In case the number of shares of Series C Preferred Stock represented by the certificate or certificates surrendered pursuant to
Section 1.7a exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Series C Preferred Stock represented by the certificate or certificates surrendered which are not to be converted. If any fractional interest in a share of Common Stock or Common Equivalent Stock would, except for the provisions of the first sentence of this Section 1.7c, be deliverable upon any such conversion, the Corporation, in lieu of delivering the fractional share thereof, shall pay to the holder surrendering the Series C Preferred Stock for conversion an amount in cash equal to the current market price of such fractional interest as determined in good faith by the Board of Directors of the Corporation.

               d. Adjustment of Price Upon Issuance of Common Stock. Except as provided in Section 1.7e hereof, if and whenever the Corporation shall issue or sell, or is, in accordance with Sections 1.7d(a) through 1.7d(f), deemed to have issued or sold, any shares of its Common Stock for a consideration per share less than the Series C Conversion Price in effect immediately prior to the time of such issue or sale, then, forthwith upon such issue or sale, the Series C Conversion Price shall be determined by dividing (i) an amount

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equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Series B Preferred Stock and Series C Preferred Stock) multiplied by the then existing Series C Conversion Price, and (b) the consideration, if any, received by the Corporation upon such issue or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issue or sale (including as outstanding all shares of Common Stock issuable upon conversion of outstanding Series B Preferred Stock and Series C Preferred Stock).

     No adjustment of the Series C Conversion Price, however, shall be made in an amount less than $.01 per share, and any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment that together with the adjustments so carried forward shall amount to $.01 per share or more.

     For purposes of this Section 1.7d, the following Sections 1.7d(a) to 1.7d(f) shall also be applicable:

                    (a) Issuance of Rights or Options. In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the pur chase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") whether or not such Options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such Options, plus, in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Series C Conversion Price in effect immediately prior to the time of the granting of such Op tions, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise

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     provided in Section 1.7d(c), no adjustment of the Series C Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

                    (b) Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities) shall be less than the Series C Conversion Price in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in Section 1.7d(c) below, no adjustment of the Series C Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Option to purchase any such Convertible Securities for which adjustments of the Series C Conversion Price have been or are to be made pursuant to other provisions of this
     Section 1.7d no further adjustment of the Series C Conversion Price shall be made by reason of such issue or sale.

                    (c) Change in Option Price or Conversion Rate. If (A) the purchase price provided for in any Option referred to in Section 1.7d(a),
     (B) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 1.7d(a) or 1.7d(b) or (C) the rate at which any Convertible Securities referred to in
     Section 1.7d(a) or 1.7d(b) are convertible into or exchangeable for Common Stock shall change at any time (in each case other than under or by reason of provisions designed to protect against dilution), then the Series C Conversion Price in effect at the time of such event shall, as re quired, forthwith be readjusted to such Series C Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or the termination of any such right to convert or exchange such Convertible Securities, the Series C Conversion Price then in effect hereunder shall, as required, forthwith be increased to the Series C Conversion Price which would

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     have been in effect at the time of such expiration or termination had such
     Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such Option referred to in Section 1.7d(a) or the rate at which any Convertible Securities referred to in
     Section 1.7d(a) or 1.7d(b) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then, in case of the delivery of Common Stock upon the exercise of any such Option or upon conversion or exchange of any such Convertible Securities, the Series C Conversion Price then in effect hereunder shall, as required, forthwith be adjusted to such respective amount as would have been obtained had such Option or Convertible Securities never been issued as to such Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Series C Conversion Price then in effect hereunder is thereby reduced.

                    (d) Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration, and the Series C Conversion Price shall be reduced as if the Corporation had subdivided its outstanding shares of Common Stock into a greater number of shares, as provided in
     Section 1.7f hereof.

                    (e) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors of the Corporation, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to such Options by the Corporation, such Options shall be deemed to have been issued without consideration.

                    (f) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (A) to receive a

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     dividend or other distribution payable in Common Stock, Options or
     Convertible Securities, or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be, provided that such shares of Common Stock shall in fact have been issued or sold.

               e. Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Series C Conversion Price upon the occurrence of any of the following events: (i) the issuance of Common Stock upon conversion of outstanding shares of Series B Preferred Stock or Series C Preferred Stock, and
(ii) the issuance by the Corporation of options pursuant to stock option plans adopted by the Corporation to persons eligible to participate in such stock option plans.

               f. Subdivision or Combination of Stock. In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Series C Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Series C Conversion Price in effect immediately prior to such combination shall be proportionately increased.

               g. Reorganization, Reclassification, Consolidation, Merger or Sale. If any capital reorganization or reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all of its assets to another corporation shall be effected in such a way (including, without limitation, by way of consolidation or merger) that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions (in form reasonably satisfactory to the holders of at least 80% of the outstanding shares of Series B Preferred Stock together with the Series C Preferred Stock) shall be made whereby each holder of a share or shares of Series C Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such shares or shares of the Series C Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustment of the Series C Conversion Price) shall thereafter be applicable, as nearly practicable, in rela tion to any shares of stock, securities or assets thereafter deliverable upon the exercise of

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
such conversion rights (including, if necessary to effect the adjustments contemplated herein, an immediate adjustment, by reason of such reorganization, reclassification, consolidation, merger or sale, of the Series C Conversion Price to the value for the Common Stock reflected by the terms of such reorganization, reclassification, consolidation, merger or sale if the value so reflected is less than the Series C Conversion Price in effect immediately prior to such reorganization, reclassification, consolidation, merger or sale). In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of Common Stock of the surviving corporation is issuable to holders of Common Stock of the Corporation outstanding immediately prior to such merger or consolidation, the Series C Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation. The Corporation will not effect any such consolidation or merger, or any sale of all or substantially all of its assets and properties, unless prior to the consummation thereof the successor corporation (if other than the Corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume by written instrument (in form reasonably satisfactory to the holders of at least 80% of the shares of Series B Preferred Stock together with the Series C Preferred Stock at the time outstanding), executed and mailed or delivered to each holder of shares of Series C Preferred Stock at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

               h. Notice of Adjustment. Upon any change or adjustment of the Series C Conversion Price, then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of shares of Series C Preferred Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the Series C Conversion Price resulting from such adjustment, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

               i. Other Notices. In case at any time:

                    (a) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                    (b) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                    (c) there shall be any capital reorganization or reclassifi cation of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation;

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
                    (d) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation; or

                    (e) the Corporation shall take any action or there shall be any event which would result in an automatic conversion of the Series C Preferred Stock pursuant to Section 1.7a(b);

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Series C Preferred Stock at the address of such holder as shown on the books of the Corporation, (a) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place, and (c) in the case of any event which would result in an automatic conversion of the Series C Preferred Stock pursuant to
Section 1.7a (b), at least 20 days' prior written notice of the date on which the same is expected to be completed. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

               j. Stock to Be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock or Preferred Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Series C Preferred Stock as herein provided, such number of shares of Common Stock or Common Equivalent Stock as shall then be issuable upon the conversion of all outstanding shares of Series C Preferred Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof and, without limiting the generality of the foregoing, the Corporation covenants that it will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the effective Series C Conversion Price. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the Series C Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of the Series C Preferred Stock would exceed the

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
total number of shares of Common Stock then authorized by the Corporation's Articles of Incorporation.

               k. No Reissuance of Series C Preferred Stock. Shares of Series C Preferred Stock that are converted into shares of Common Stock or Common Equivalent Stock as provided herein shall not be reissued.

               l. Issue Tax. The issuance of certificates for shares of Common Stock or Common Equivalent Stock upon conversion of the Series C Preferred Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in issuance and delivery of any certificate in a name other than that of the holder of the Series C Preferred Stock which is being converted.

               m. Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Series C Preferred Stock or of any shares of Common Stock or Common Equivalent Stock issued or issuable upon the conversion of any shares of Series C Preferred Stock in any manner which interferes with the timely conversion of such Series C Preferred Stock.

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